SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-A

POST-EFFECTIVE

AMENDMENT NO. 4

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF THE

SECURITIES EXCHANGE ACT OF 1934

THE IMMUNE RESPONSE CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	33-0255679
(State of incorporation or organization)	(I.R.S. Employer Identification No.)

5931 Darwin Court, Carlsbad, CA 92008

(Address of principal executive offices) (Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered

None	None

If this Form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box.  ☐

If this Form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box.  ☒

Securities Act registration statement file number to which this form relates:

Securities to be registered pursuant to Section 12(g) of the Act:

Series E Participating Preferred Stock Purchase Rights

(Title of class)

Item 1. Description of Registrant’s Securities to be Registered.

Item 1 is hereby amendment by adding the following paragraph:

Effective April 1, 2003, The Immune Response Corporation and Computershare Trust Company, Inc. (successor agent to Harris Trust and Savings Bank, which was successor agent to Mellon Investor Services, which was successor agent to ChaseMellon Shareholder Services, L.L.C., which was successor agent to First Interstate Bank Ltd.), entered into Amendment No. 4 (“Amendment No. 4”) to the Rights Agreement dated as of February 26, 1992, as amended by Amendment No. 1 dated as of April 17, 1997, Amendment No. 2 dated as of December 20, 2001 and Amendment No. 3 dated as of February 20, 2002, between The Immune Response Corporation and Computershare, as Rights Agent (the “Rights Agreement”). Capitalized terms not defined herein shall have the meanings as set forth in the Rights Agreement.

Amendment No. 4 amended the definition of “Acquiring Person” to exclude Kevin Kimberlin and any of his Affiliates, and provided that no Distribution Date or Stock Acquisition Date shall be deemed to have occurred, as a result of the execution and consummation of the the Convertible Promissory Note, or the transactions contemplated thereby.

Item 2.  Exhibit.

The following exhibit is filed as a part of this Registration Statement:

4.1                                 Form of Rights Agreement dated as of February 26, 1992 between The Immune Response Corporation and Harris Trust and Savings Bank (successor agent to Mellon Investor Services, which was successor agent to ChaseMellon Shareholder Services, L.L.C., which was successor agent to First Interstate Bank Ltd.), which includes as Exhibit B the form of Rights Certificate.  Pursuant to the Rights Agreement, Rights Certificates will not be mailed until the earlier of (i) a public announcement that a person or a group of affiliated or associated persons has acquired beneficial ownership of securities representing 15% or more of the outstanding common stock or (ii) ten days after a person or a group of affiliated or associated persons has commenced or announced an intent to commence a tender offer or exchange offer which, upon consummation thereof, would cause such person or group to own beneficially securities representing 15% or more of the outstanding common stock (filed as Exhibit 1 to the Company’s Registration Statement on Form 8-A (SEC File No. 0-18006) and incorporated herein by reference).

4.2                                 Amendment No. 1 to Rights Agreement dated as of April 17, 1997, between The Immune Response Corporation and Harris Trust and Savings Bank (successor agent to Mellon Investor Services, which was successor agent to ChaseMellon Shareholder Services, L.L.C., which was successor agent to First Interstate Bank Ltd.) as Rights Agent. (filed as Exhibit 4.2 to Amendment No. 1 to the

                                                Company’s Registration Statement on Form 8-A (SEC File No. 0-18006) and incorporated herein by reference).

4.3                                 Amendment No. 2 to Rights Agreement dated as of December 20, 2001, between The Immune Response Corporation, Harris Trust and Savings Bank (successor agent to Mellon Investor Services, which was successor agent to ChaseMellon Shareholder Services, L.L.C., which was successor agent to First Interstate Bank Ltd.) and Computershare Trust Company, Inc. as successor Rights Agent (filed as Exhibit 4.3 to Amendment No. 1 to the Company’s Registration Statement on Form 8-A (SEC File No. 0-18006) and incorporated herein by reference).

4.4                                 Amendment No. 3 to Rights Agreement dated as of February 20, 2002, between The Immune Response Corporation and Computershare Trust Company, Inc. (successor agent to Harris Trust and Savings Bank, which was successor agent to Mellon Investor Services, which was successor agent to ChaseMellon Shareholder Services, L.L.C., which was successor agent to First Interstate Bank Ltd.) (filed as exhibit 4.4 to Amendment No. 2 to the Company’s Registration Statement on Form 8-A (SEC File No. 0-18006) and incorporated herein by reference).

4.5                                 Amendment No. 4 to Rights Agreement dated as of April 1, 2003, between The Immune Response Corporation and Computershare Trust Company, Inc. (successor agent to Harris Trust and Savings Bank, which was successor agent to Mellon Investor Services, which was successor agent to ChaseMellon Shareholder Services, L.L.C., which was successor agent to First Interstate Bank Ltd.)

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereto duly authorized.

Dated:  October 27, 2003

The Immune Response Corporation

By	/s/ John N. Bonfiglio
John N. Bonfiglio
Chief Executive Officer

INDEX TO EXHIBITS

Exhibit Number
Exhibit

4.1

Form of Rights Agreement dated as of February 26, 1992 between The Immune Response Corporation and Harris Trust and Savings Bank (successor agent to Mellon Investor Services, which was successor agent to ChaseMellon Shareholder Services, L.L.C., which was successor agent to First Interstate Bank Ltd.), which includes as Exhibit B the form of Rights Certificate.  Pursuant to the Rights Agreement, Rights Certificates will not be mailed until the earlier of (i) a public announcement that a person or a group of affiliated or associated persons has acquired beneficial ownership of securities representing 15% or more of the outstanding common stock or (ii) ten days after a person or a group of affiliated or associated persons has commenced or announced an intent to commence a tender offer or exchange offer which, upon consummation thereof, would cause such person or group to own beneficially securities representing 15% or more of the outstanding common stock (filed as Exhibit 1 to the Company’s Registration Statement on Form 8-A (SEC File No. 0-18006) and incorporated herein by reference).

4.2

Amendment No. 1 to Rights Agreement dated as of April 17, 1997, between The Immune Response Corporation and Harris Trust and Savings Bank (successor agent to Mellon Investor Services, which was successor agent to ChaseMellon Shareholder Services, L.L.C., which was successor agent to First Interstate Bank Ltd.) as Rights Agent. (filed as Exhibit 4.2 to Amendment No. 1 to the Company’s Registration Statement on Form 8-A (SEC File No. 0-18006) and incorporated herein by reference).

4.3

Amendment No. 2 to Rights Agreement dated as of December 20, 2001, between The Immune Response Corporation, Harris Trust and Savings Bank (successor agent to Mellon Investor Services, which was successor agent to ChaseMellon Shareholder Services, L.L.C., which was successor agent to First Interstate Bank Ltd.) and Computershare Trust Company, Inc. as successor Rights Agent (filed as Exhibit 4.3 to Amendment No. 1 to the Company’s Registration Statement on Form 8-A (SEC File No. 0-18006) and incorporated herein by reference).

4.4

Amendment No. 3 to Rights Agreement dated as of February 20, 2002, between The Immune Response Corporation and Computershare Trust Company, Inc. (successor agent to Harris Trust and Savings Bank, which was successor agent to Mellon Investor Services, which was successor agent to ChaseMellon Shareholder Services, L.L.C., which was successor agent to First Interstate Bank Ltd.) (filed as exhibit 4.4 to Amendment No. 2 to the Company’s Registration Statement on Form 8-A (SEC File No. 0-18006) and incorporated herein by reference).

4.5

Amendment No. 4 to Rights Agreement dated as of April 1, 2003, between The Immune Response Corporation and Computershare Trust Company, Inc. (successor agent to Harris Trust and Savings Bank, which was successor agent to Mellon Investor Services, which was successor agent to ChaseMellon Shareholder Services, L.L.C., which was successor agent to First Interstate Bank Ltd.).